  Patrizio & Zhao, LLC
Certified Public Accountants and Consultants Member of Affilica International Alliance of worldwide accounting firms	322 Route 46 West Parsippany, NJ 07054 Tel: (973) 882-8810 Fax: (973) 882-0788 www.pzcpa.com

February 14, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by USA Zhimingde International Group Corporation under Item 4.01 of its Form 8-K dated February 12, 2014. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of USA Zhimingde International Group Corporation contained therein.

Very truly yours,

/s/Patrizio and Zhao LLC

Patrizio and Zhao LLC